Exhibit 99.(h)(1)(c)

NOTICE TO TRANSFER AGENT

This Notice to Transfer Agent, dated as of March 1, 2023, is made pursuant to the Fifth Amended and Restated Transfer Agency and Service Agreement, as amended, (the "Agreement"), dated as of July 1, 2020, between AIM Investment Securities Funds (Invesco Investment Securities Funds) (the "Trust") and Invesco Investment Services, Inc. ("IISI").

WHEREAS, the above-named parties entered into the Agreement for the purpose of having IISI perform certain transfer agency services and functions for the benefit of certain shareholders of the Trust; and

WHEREAS, Article 8 of the Agreement provides that additional portfolios of the Trust may be added to the Agreement pursuant to written notice to IISI;

NOW, THEREFORE, the parties agree as follows:

1.    Addition of Portfolio. The Trust hereby notifies IISI that the Trust has established the following new series of shares (the “New Portfolio”):

New Portfolio	Share Classes Offered

Invesco SMA High Yield Bond Fund	N/A

The Trust also hereby notifies IISI that the Trust desires to have IISI render services as transfer agent under the terms of the Agreement with respect to the above-referenced New Portfolio.

2.    Date of Effectiveness. The addition of the New Portfolio under the Agreement shall be effective as of [March 1, 2023].

IN WITNESS WHEREOF, the parties have executed this Notice as of the date first above written.

AIM INVESTMENT SECURITIES FUNDS
(INVESCO INVESTMENT SECURITIES FUNDS)

By:	/s/ Melanie Ringold
Melanie Ringold
Senior Vice President

ACKNOWLEDGED AND AGREED:

INVESCO INVESTMENT SERVICES, INC.

By:	/s/ Rhonda Dixon-Gunner
Rhonda Dixon-Gunner
President